Exhibit 99.2
Coleman Cable Announces Pricing of Additional
$40 Million Senior Notes Offering
Waukegan, Ill., March 18, 2010 – Coleman Cable, Inc. (NASDAQ: CCIX) (“Coleman Cable”), a leading manufacturer and innovator of electrical and electronic wire and cable products, announced today that it priced a private placement offering of an additional $40 million aggregate principal amount of senior notes due 2018 (the “Additional Notes”). The Additional Notes will mature on February 15, 2018 and interest on the Additional Notes will accrue and be payable semi-annually on each February 15 and August 15, commencing August 15, 2010. Interest will accrue at a rate of 9% per annum. The Additional Notes will yield net proceeds to Coleman Cable of approximately $38.7 million and will be used for repayment of debt incurred to redeem its 9.875% Senior Notes due 2012 and general corporate purposes, including potential acquisitions.
This news release is neither an offer to sell nor the solicitation of an offer to buy the Additional Notes or any other securities. Any offers of the Additional Notes will be made only by means of a private offering memorandum. Offers will not be made in any jurisdiction in which the making or accepting thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.
About Coleman Cable, Inc.
Coleman Cable, Inc. is a leading manufacturer and innovator of electrical and electronic wire and cable products for the security, sound, telecommunications, electrical, commercial, industrial, and automotive industries. With extensive design and production capabilities and a long-standing dedication to customer service, Coleman Cable, Inc. is the preferred choice of cable and wire users throughout the United States.
Various statements included in this release, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact constitute forward-looking statements. These statements may be identified by the use of forward-looking terminology such as “believes,” “plans,” “anticipates,” “expects,” “estimates,” “continues,” “could,” “may,” “might,” “potential,” “predict,” “should,” or the negative thereof or other variations thereon or comparable terminology. In particular, statements about Coleman Cable’s expectations, beliefs, plans, objectives, assumptions or future events, financial results or performance contained in this release are forward-looking statements. Coleman Cable has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While Coleman Cable believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those discussed in Coleman Cable’s most recent Annual Report on Form 10-K (available at www.sec.gov), may cause its actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
In addition, any forward-looking statements represent Coleman’s views only as of today and should not be relied upon as representing its views as of any subsequent date. While Coleman may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if its estimates change and, therefore, you should not rely on these forward-looking statements as representing Coleman’s views as of any date subsequent to today.
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Investor Contacts:
Philip Kranz, Dresner Corporate Services, 312-780-7240, pkranz@dresnerco.com